ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2010, by and between Murrayfield Limited, a company domiciled in Nevis (“Seller”), and Grid Petroleum Corp, a Nevada corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the definitions assigned thereto in Section 10 below.

R E C I T A L S

WHEREAS, Buyer desires to acquire certain assets owned by Seller, and Seller is willing to sell such assets to Buyer, on the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, the parties, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.	TRANSFERRED ASSETS; PURCHASE PRICE.

1.1.
Transferred Assets.  Subject to the provisions of Section 1.2 below, on the Closing Date (as hereinafter defined) and effective as of the Possession Date, Buyer agrees to acquire, and Seller agrees to convey, transfer and deliver to Buyer, all of the Transferred Assets.  The Transferred Assets will be free and clear of all Encumbrances other than Permitted Encumbrances.

1.2.	Liabilities and Obligations.

1.2.1.
Buyer shall not be obligated to assume, and shall not be deemed to have assumed, any of the liabilities and obligations of Seller related to the Transferred Assets or otherwise, except to the extent there may be post-Closing obligations pursuant to any Miscellaneous Interests acquired by Buyer.

1.2.2.
Except as expressly specified in this Section 1.2, all liabilities and obligations of Seller, whether actual or contingent, known or unknown, shall continue after the Closing to be the liabilities and obligations of Seller (the “Retained Liabilities”), and Buyer shall not have any responsibility in respect thereof.

1.3.	Purchase Price. In consideration for the transfer of the Transferred Assets, at the Closing, Buyer shall deliver to Seller the purchase price of $

1.4.	300,000.00 (the “Purchase Price”). The Purchase Price will be paid by wire transfer to an account designated by Seller or in other immediately available funds.

1.5.	Sellers Account

1.6.
Conveyance Documents.  Seller shall bear all costs incurred in registering all Conveyance Documents relating to the Transferred Assets.  Buyer shall bear the costs of registering any further Conveyance Documents Buyer may reasonably require. Seller shall bear all costs of preparing and registering discharges of any and all security interests registered against Seller’s interest in the Transferred Assets.

2.	CLOSING.

2.1.	Closing and Possession.

2.1.1.
Closing Date.  Subject to the satisfaction of the conditions set forth herein, the transaction which is the subject of this Agreement shall be closed on March  17, 2010 (the “Closing” and/or “Closing Date”), at 4:00 at the offices of Buyer, or at such other time and place as the parties shall agree in good faith.

2.1.2.
Possession Date.  Actual possession by Buyer, and transfer of title and risk of loss of the Transferred Assets, shall be deemed to occur effective as of 12:01 a.m. on March 17, 2010 (the “Possession Date”).

2.1.3.
Filing of Conveyance Documents.  Seller shall cause all Conveyance Documents to be filed and/ or registered and transfer all of Seller’s right title and interest in and to the Transferred Assets to Buyer.

2.2.	Deliveries by Seller. At the Closing, Seller shall deliver the following:

2.2.1.	The Conveyance Documents, transferring all of the Transferred Assets to Buyer, free and clear of Encumbrances, other than Permitted Encumbrances.

2.2.2.
Such other documents, including certificates and third-party consents or releases, as may be required hereunder or as reasonably requested by Buyer to complete the transactions contemplated in this Agreement.

2.3.	Deliveries by Buyer. At the Closing, Buyer will deliver the following:

2.3.1.	The Purchase Price.

2.3.2.	Such other documents, including certificates, as may be required hereunder or as reasonably requested by Seller to complete the transactions contemplated in this Agreement.

3.	SELLERS’ REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following are true, correct and complete as of the date of this Agreement:

3.1.
Authority.  Seller has all requisite right, power and authority to: (i) own its assets and to conduct the business operations as now being conducted; (ii) execute and deliver this Agreement and its related documents and perform its obligations hereunder and thereunder, and (iii) consummate the transactions contemplated in this Agreement.  There are no agreements, contracts or commitments to which either of the Seller or the Company is a party that would prohibit or restrict the transactions contemplated under this Agreement.  No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Seller’s execution and deliver of this Agreement or any related document, or consummation of the transactions contemplated herein or therein.  When executed and delivered by Seller, this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

3.2.
Ownership of Transferred Assets.  At Closing, Buyer shall acquire all of Seller’s right, title, and interest in the Transferred Assets, free and clear of Encumbrances, other than Permitted Encumbrances.

3.3.
Transaction Not a Breach.  The execution and delivery of this Agreement and its related documents, the performance by Seller hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller or to the Transferred Assets, or (ii) conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other instruments of formation or organization of Seller.

3.4.
Reports and Other Data.  All information, reports and data made available or provided to Buyer by Seller are true, correct, and accurate in all material respects as of the date provided or made available, as of the date of this Agreement.

3.5.	Taxes and Tax Returns. Seller has filed all Tax Returns that it is required to have filed, and such returns are true and correct in all material respects.

3.6.
Litigation; Compliance with Laws; Licenses and Permits.  There is no Proceeding pending or, to the knowledge of Seller, threatened against or involving Seller, or the Transferred Assets, or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and the Transferred Assets are not subject to any order, final non-appealable judgment, decree, license or injunction of any court, arbitrator or governmental authority.

3.7.
Absence of Adverse Changes.  There has been no material adverse change, or any event, condition or occurrence that is reasonably likely to result in a material adverse change, to the Transferred Assets.

3.8.
Contracts.  Seller has made available or been willing to provide to Buyer true and complete copies of all contracts relating to the Transferred Assets.  There are no material agreements relating to the Transferred Assets, whether verbal or written, that have not been disclosed to Buyer.  All of the contracts relating to the Transferred Assets are in full force and effect and are valid and enforceable according to their terms, and there are no material breaches or defaults thereunder, and no condition exists that would cause, whether by passage of time or otherwise, a breach or default thereunder.  Seller has not entered into any agreement or understanding, whether written or oral, that waives any of its respective rights under any of the contracts relating to the Transferred Assets.

3.9.	Environmental Issues.

3.9.1.	Seller is not aware of and has not received:

3.9.1.1.	any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Transferred Assets; or

3.9.1.2.
any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Transferred Assets, including respecting the use, storage, treatment, transportation or disposition of environmental contaminants;

nor is Seller aware of any event or circumstance that might give rise to any such order, directive, demand or notice.

3.9.2.
In connection with the Transferred Assets, Seller has not transported, stored, maintained, used, manufactured or released any hazardous material or other environmentally sensitive material or substance in violation of any applicable legal or regulatory requirement.

3.10.
Production Contracts.  Seller is not a party to and Seller's interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to Leased Substances, (ii) gas balancing or similar agreements pertaining to Leased Substances, (iii) agreements for the transportation, processing or disposal of Leased Substances, (iv) agreements for the contract operation of the Transferred Assets or any of them, or (v) agreements to provide transportation, processing or disposal capacity or service to any person.

3.11.
Reduction in Interests.  The Petroleum and Natural Gas Rights are not subject to reduction by virtue of the conversion or other alteration of the interest of any person under existing agreements created by, through or under Seller.

3.12.
Production Penalty. The Transferred Assets are not subject to a production penalty whereby the production proceeds allocable to Seller's interest are payable to a person until an amount calculated in respect of certain costs and expenses paid by such person are recovered by such person.

3.13.
Quiet Enjoyment.  Subject to the rents, covenants, conditions and stipulations in the Documents of Title reserved and contained on the lessee's or holder's part thereunder to be paid, performed and observed, Buyer may enter into and upon and hold and enjoy the Transferred Assets for the residue of their respective term thereof for its own use and benefit without any lawful interruption of or by Seller or any other person claiming by, through or under Seller except pursuant to or in respect of Permitted Encumbrances.

3.14.
Payment of Taxes and Royalties.  All ad valorem, property, royalties, production, severance and similar taxes and assessments based on or measured by the ownership of the Transferred Assets or the production of Leased Substances or the receipt of proceeds therefrom payable by it to the date hereof have been properly paid and discharged.

3.15.	No Operations. There have been no operations by Seller or any other person on or related to the Transferred Assets.

3.16.	No AFEs. There are no authorities for expenditure, operations notices or amounts budgeted pursuant to Title Documents with respect to the Transferred Assets.

3.17.
No Tangibles.  There are no facilities or other tangible depreciable property that are used, or intended for use, in connection with production, processing, gathering, storage, treatment, injection or other operations respecting the Petroleum and Natural Gas Rights included in the Transferred Assets.

3.18.	No Wells. There are no producing wells located on the surface of the Lands which may be used in connection with the Petroleum and Natural Gas Rights.

3.19.	Areas of Mutual Interest or Exclusion. None of the Documents of Title include an area of mutual interest, area of exclusion or similar provision that remains in effect.

3.20.
Offset Wells. No obligations have accrued pursuant to the Documents of Title that may be satisfied by the drilling of a well, the payment of compensatory royalty or the surrender of some or all of the interests granted, reserved or otherwise conferred pursuant to the Documents of Title, other than obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived.

3.21.
Preferential Rights. None of the interest of Seller in and to the Assets is subject to any rights of first refusal, preemptive right of purchase or similar right whereby any person, other than Seller, would have the right to acquire or purchase all or a portion of the Transferred Assets that become operative by virtue of this Agreement or the transaction to be effected by it.

3.22.
Solvency.  Neither Seller nor the Transferred Assets have been the subject of any bankruptcy proceedings (whether voluntary or involuntary), Seller has not made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to its business or the Transferred Assets, or commenced any reorganization or restructuring of debt.  None of the above has been commenced or threatened against Seller or the Business.

3.23.
Brokers.  Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

3.24.
Disclosure.  No representation or warranty by Seller and no document furnished by Seller pursuant to this Agreement or otherwise in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

4.	BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller that the following are true, correct and complete as of the date of this Agreement:

4.1.
Authority.  Buyer has all requisite right, power and authority to: (i) execute and deliver this Agreement and its related documents and perform his obligations hereunder and thereunder, and (ii) consummate the transactions contemplated in this Agreement.  There are no agreements, contracts, or commitments to which Buyer is a party that would prohibit or restrict the transactions contemplated under this Agreement.  No consent, approval, order, or other authorization of any governmental or regulatory authority is required with respect to Buyer’s execution and deliver of this Agreement or any related document, or consummation of the transactions contemplated herein or therein.  When executed and delivered by Buyer, this Agreement constitutes the valid and binding obligation of Buyer enforceable in accordance with its terms.

4.2.
Transaction Not a Breach.  The execution and delivery of this Agreement and its related documents, the performance by Buyer hereunder, and the consummation of the transactions described herein, will not conflict with or violate (i) any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or (ii) conflict with or result in a material breach of any contract, agreement, or other instrument, obligation or understanding of any nature to which Buyer is a party or by which Buyer is bound or affected.

4.3.
Solvency.  Buyer has not been the subject of any bankruptcy proceedings (whether voluntary or involuntary), made an assignment for the benefit of creditors, been adjudicated bankrupt or insolvent, petitioned for or been assigned any receiver or trustee relating to his assets, commenced any reorganization or restructuring of debt, or otherwise failed to fulfill his payment obligations in the ordinary course.  None of the above has been commenced or threatened against Buyer.

4.4.
Brokers.  Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

5.	ADDITIONAL COVENANTS.

5.1.
Expenses.  Unless expressly stated otherwise herein, each of Buyer and Seller will bear their own respective costs and expenses incurred in connection with the preparation and execution of this Agreement and its related documents, and the consummation of the transactions contemplated herein, including without limitation all legal fees and expenses, and fees arising from accountants, tax and financial advisors.

5.2.
Publicity; Press Releases.  The parties agree to consult with each other in good faith concerning any public reports, statement, press releases or other publicity (“Publicity”) regarding this Agreement or the transactions hereunder, but in no case will either party disclose in connection with any such Publicity any financial aspect of the Agreement or the transactions hereunder (including without limitation the Purchase Price) without the other party’s prior written consent; provided, however that any party shall be entitled to give notices or provide information regarding this Agreement or the transactions to governmental or regulatory authorities, creditors, legal and financial advisors, and others as legally required; and further provided, that nothing in this section shall prohibit Buyer from issuing a press release or other Publicity indicating new ownership of the Transferred Assets (excepting financial information, as set forth above).

6.	CONDITIONS PRECEDENT.

6.1.
Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Buyer in writing.

6.1.1.
Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in Section 3 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.1.2.
Compliance with Agreement.  Seller shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.1.3.
Authority; Third-Party Consents.  All actions necessary to authorize the execution, delivery, and performance hereunder by Seller shall have been undertaken and completed.  Any filings, registrations, notices, consents, releases and approvals required by Seller from any governmental entity or other third party for the performance of Seller’s obligations hereunder shall have been obtained.  To the extent that any of such consents or approvals for any Transferred Assets have not been obtained prior to the Closing, and Buyer elects to close the transactions hereunder prior to receiving any such consent or approval, Seller and Buyer each agree to exercise best efforts to obtain such consent or approval as soon as reasonably feasible following the Closing, and Seller agrees in the meantime to facilitate Buyer’s receipt of the benefit of the Transferred Assets and Buyer’s payment of any amounts due under the applicable Transferred Assets until such consent or approval has been obtained.

6.1.4.
Reasonable Satisfaction.  The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Buyer and its counsel.

6.2.
Conditions Precedent to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated hereunder and to proceed with the Closing are subject to the fulfillment of the following conditions, any of which may be waived in whole or in part by Seller in writing.

6.2.1.
Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in Section 4 of this Agreement shall be true, complete, and accurate in all material respects as of the Closing Date.

6.2.2.
Compliance with Agreement.  Buyer shall have complied with all obligations, agreements, commitments and covenants, and shall have fulfilled all conditions, required by this Agreement and its related documents to be performed or complied with on or prior to the Closing Date.

6.2.3.
Reasonable Satisfaction.  The form and substance of all certificates, notices, actions, and documents required to consummate the transactions contemplated hereunder shall have been reasonably satisfactory to Seller and its counsel.

7.	INDEMNIFICATION.

7.1.
Indemnification by Seller.  Seller shall defend, indemnify and hold harmless Buyer and each of Buyer’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for, each and every Loss incurred by any Buyer Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Seller hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Seller under this Agreement or any related documents; (iii) any claim relating to the Transferred Assets prior to the Possession Date; or (iv) any debt, liability, or other obligation of Seller, except for obligations (if any) assumed by Buyer hereunder or otherwise expressly accepted by Buyer in writing hereafter.

7.2.
Indemnification by Buyer.  Buyer shall defend, indemnify and hold harmless Seller and each of Seller’s officers, directors, shareholders, employees, counsel, agents, and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, each and every Loss incurred by any Seller Indemnitee, directly or indirectly, arising out of or in connection with: (i) any material inaccuracy in any representation or warranty of Buyer hereunder; (ii) any material breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any related documents; (iii) any claim relating to the Transferred Assets after the Possession Date.

7.3.
Indemnification Procedure.  If any Proceeding shall be brought or asserted against a party entitled to indemnification (or any successor thereto) pursuant to Sections 7.1 or 7.2 (each, an “Indemnitee”) in respect of which indemnity may be sought under this Section 7 from an indemnifying party or any successor thereto (each, and “Indemnitor”), the Indemnitee shall give prompt written notice of such Proceeding to the Indemnitor.  The Indemnitor shall thereupon assume the defense thereof, including the engagement of legal counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable expenses associated therewith; provided, that any delay or failure to provide such notice to the Indemnitor shall relieve the Indemnitor of its indemnification obligations only to the extent, if at all, that it has been prejudiced by reason of such delay or failure.  The Indemnitee shall, reasonably and in good faith, assist and cooperate in the defense thereof.  Notwithstanding anything herein to the contrary, the Indemnitor shall not, without the Indemnitee’s prior written consent, settle or compromise any Proceeding or consent to the entry of judgment with respect thereto.

8.	MISCELLANEOUS.

8.1.
Notices.  Any notices from one party to another shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to the recipient from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, or delivered by overnight courier addressed to:

If to Seller:

Murrayfield Limited
Attention: Roger Knox
Geneva, Switzerland

If to Buyer:

Grid Petroleum Corp
Attention: Paul Watts
999 18th Street, Suite 3000,
Denver, Colorado 80202

or at such other address or addresses as such party may from time to time specify by notice in writing to the other, given in the manner provided in this Section.

8.2.
Waiver; Severability.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under any of this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

8.3.
Benefit and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns.  Except as expressly stated herein, this Agreement shall not confer any rights or remedies on any third party.

8.4.
Entire Agreement; Amendment.  The schedules and exhibits attached to this Agreement are incorporated herein by reference.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereto, supersedes all prior oral or written agreements, instruments and understandings with respect to such matters, and may be modified only by instruments signed by the parties.  This Agreement may not be amended or modified except by written agreement of the parties hereto.

8.5.
Survival.  All of the covenants of the parties shall survive the execution of this Agreement and the Closing, including without limitation the indemnification obligations of the parties.  All of the representations and warranties of the parties shall survive the execution of this Agreement and the Closing for a period of two years following the Closing, regardless of the parties’ respective due diligence investigations and even if the other party knows or should have known of any misrepresentation or breach of any warranty at the time of Closing.

8.6.
Further Assurances.  Prior to, on, and after the Closing, each party shall execute, deliver and/or furnish to the other party, upon reasonable request, such further information or documents, and do such other acts and things, for the purpose of fulfilling the transactions contemplated hereunder.

8.7.
Attorneys’ Fees.  In the event that any party hereunder brings a Proceeding to enforce this Agreement, the party that prevails in such Proceeding shall be entitled to recover, in addition to all other amounts and relief that may be granted, its reasonable costs and attorneys’ fees incurred in connection with such Proceeding.

8.8.
Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.9.
Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be construed and governed in accordance with the laws of the State of Nevada, excluding the choice of law rules thereof.

8.10.
Headings; Interpretation.  The subject headings of Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.  This Agreement shall be interpreted as if all the parties had drafted it.

9.	DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms, and phrases shall have the following meanings when used in this Agreement.

“Agreement” means this Asset Purchase and Sale Agreement.

 “Buyer” means Grid Petroleum Corp, a Nevada corporation.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 7.1.

“Closing” and “Closing Date” have the meanings ascribed thereto in Section 2.1.

"Conveyance Documents" means such assignments, novations, transfers, trust agreements and other documents that are reasonably required by either party to complete the transfer and assignment of the Transferred Assets.

"Documents of Title" means collectively any and all certificates of title, leases, reservations, permits, licenses, assignments, trust declarations, royalty agreements, operating agreements or procedures, participation agreements, farmin and farmout agreements, sale and purchase agreements, pooling agreements and any other agreements reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands, including to those which are described in Schedule 1.

“Encumbrance” means any encumbrance, security interest, mortgage, lien, pledge, claim, lease, right of first refusal, option, restrictive easement, charge or other restriction or third party rights.

“Indemnitee” has the meaning ascribed thereto in Section 7.3.

“Indemnitor” has the meaning ascribed thereto in Section 7.3.

“Knowledge” or “knowledge” (including the terms “knowing” and “knowingly”) will be deemed to be present with any party when the matter in question was brought to the attention of, or if due diligence had been exercised, would have been brought to the attention of the party, or any of its responsible employees.

"Lands" means the lands set forth and described in Schedule 1.

"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Documents of Title (but only to the extent that the Documents of Title pertain to the Lands).

“Loss” means any loss, damage, injury, harm, detriment, decline in value, liability, claim, demand, cost of any Proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, costs associated with avoiding any of the foregoing), and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

"Miscellaneous Interests" means the entire right, title, estate and interest of Seller in and to all property, assets and rights, to the extent pertaining to Petroleum and Natural Gas Rights (excluding therefrom materials and supplies used in connection with operations where the costs have not been charged to the joint account of Persons having an interest therein and also excluding Petroleum and Natural Gas Rights), including:

(i)
all contracts and other agreements to the extent relating to Petroleum and Natural Gas Rights or any rights in relation thereto, including operating agreements and agreements for the construction, ownership and operation of facilities;

(ii)
all contracts and other agreements to the extent relating to Petroleum and Natural Gas Rights or any rights in relation thereto, including operating agreements and agreements for the construction, ownership and operation of facilities;

(iii)
all records, books, documents, licences, reports and data, including seismic records, reports and data, and all non-interpretive production and engineering information which is not of a proprietary nature and which relate directly to the Petroleum and Natural Gas Rights, that Seller either has in its custody or to which Seller has access, including, but not limited to, the most recent Schlumberger report received by the Seller.

"Petroleum and Natural Gas Rights" means the entire right, title and interest of Seller in and to the Documents of Title and the Leased Substances including the interests as set forth in Schedule 1 hereto.

"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas (including coalbed methane) natural gas liquids and any and all other substances, related to any of the foregoing whether liquid, solid or gaseous and whether hydrocarbons or not, including sulphur.

"Permitted Encumbrances" means:

(i)
easements, rights of way, servitudes or other similar rights in lands which do not either alone or in the aggregate, materially detract from the value of the Transferred Assets or materially impair their use;

(ii)
the right reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any Documents of Title or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)
the right reserved to any governmental authority to levy taxes on Leased Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property;

(iv)
rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Transferred Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(v)	liens for taxes, assessments or governmental charges, which are not due or which are not delinquent;
(vi)	mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due as of the Closing Date;
(vii)	the reservations, limitations, provisos and conditions in any original grants from the State of any of the Lands or interests therein and statutory exceptions to title;
(viii)	the terms and conditions of the Documents of Title set forth in Schedule 1; and
(ix)	such royalty burdens, penalties and other encumbrances as are set forth in Schedule 1.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, and any informal proceeding), prosecution, contest, hearing, inquiry, audit, examination, investigation, challenge, controversy or dispute commenced, brought or conducted or through any governmental authority, including the courts, or any arbitrator.

 “Publicity” has the meaning ascribed thereto in Section 5.3.

“Purchase Price” has the meaning ascribed thereto in Section 1.3.

“Retained Liabilities” has the meaning ascribed thereto in Section 1.2.2.

“Seller Indemnitees” has the meaning ascribed thereto in Section 7.2.

“Seller” means Murrayfield Limited, a company domiciled in Nevis

“Taxes” means all taxes, charges, fees, levies, duties or other similar assessments, reassessments or liabilities.

“Tax Returns” mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

“Transferred Assets” means the Petroleum and Natural Gas Rights and the Miscellaneous Interests.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Asset Purchase and Sale Agreement effective as of the date first above written.

SELLER:

Murrayfield Limited

/s/ Roger Knox
Roger Knox, Director

BUYER:

Grid Petroleum Corp

/s/ Paul Watts
Paul Watts, CEO

LIST OF SCHEDULES AND EXHIBITS

Schedule 1                                --           Lands

Schedule 1

LANDS

Title Document	Lands	Encumbrances	Seller's Interest
United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW158664
dated August 1, 2004 and
issued to Desert Mining,
Inc.

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW158665
dated August 1, 2004 and
issued to Desert Mining,
Inc.

All Township 28N Range
110 West
Section 6 – Lots 1-7;
S2NE; SENW; E2SW;
N2SE
Section 7 Lots 1 – 4;
E2W2
Section 17 N2
Section 19 Lots 3 & 4;
E2SW
Section 30 Lots 1 – 4;
E2W2; SE

All Township 28N Range
110 West
Section 28 SW
Section 29 S2
Section 31 Lots 1 - 4;
S2NE; E2W2; SE
		Lessor Royalty Overriding royalty retained by Seller Lessor Royalty Overriding royalty retained by Seller	12.5% 5.0% 12.5% 5.0%

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW159734
dated February 1, 2004
and issued to Desert
Mining, Inc.

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW159737
dated February 1, 2004
and issued to Desert
Mining, Inc.
All Township 27N Range 107 West Section 5 Lots 1 – 4; S2N2; S2 All Township 27N Range 107 West Section 8 N2; N2SE; SESE	Lessor Royalty Overriding royalty retained by Seller Lessor Royalty Overriding royalty retained by Seller	12.5% 5.0% 12.5% 5.0%